As filed with the Securities and Exchange Commission on August 19, 2010

REGISTRATION NO. 811-08920

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☑

AMENDMENT NO. 15

TORCHLIGHT VALUE FUND, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

230 Park Avenue
New York, New York 10169
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 883-2500

Daniel Heflin
Torchlight Investors, LLC
230 Park Avenue New York, New York 10169
(NAME AND ADDRESS OF AGENT FOR SERVICE)

Copy To:

Nathan J. Greene, Esq.
Shearman & Sterling LLP

599 Lexington Avenue
New York, New York 10022

TORCHLIGHT VALUE FUND, INC.

(f/k/a Clarion Value Fund, Inc.)

230 Park Avenue
New York, New York 10169
(212) 883-2500

SUPPLEMENT DATED AUGUST 19, 2010
TO EACH OF THE PROSPECTUS AND
STATEMENT OF ADDITIONAL INFORMATION
DATED FEBRUARY 26, 2010

This Supplement modifies each of the Prospectus and the Statement of Additional Information of Torchlight Value Fund, Inc. (the “Fund”).

Name Changes for the Fund and the Investment Adviser
and Change of Ownership of the Investment Adviser

ING Clarion Capital, LLC is the investment adviser to the Fund and has changed its name to Torchlight Investors, LLC.  At the same time, the Directors of the Fund determined it was appropriate to change the name of the Fund to Torchlight Value Fund, Inc.  The Fund’s name change was effective July 22, 2010.

The name change for ING Clarion Capital, LLC was implemented in connection with a business transaction involving the ownership of that company.  In particular, on July 16, 2010 certain long-term owners of interests in ING Clarion Capital, LLC repurchased the minority interest in that company they previously sold to ING Clarion Capital Holdings, Inc., an affiliate of ING Groep.

These developments are not expected to result in any changes to the Fund’s management team or investment approach.  Mr. Daniel Heflin and Mr. Trevor Rozowsky continue to serve as portfolio managers and have primary responsibility for the Fund’s day-to-day management.

All references in the Prospectus or the Statement of Additional Information to Clarion Value Fund, Inc. shall be disregarded and instead shall be deemed to refer to the Fund by its new name, Torchlight Value Fund, Inc.  Likewise, all references in the Prospectus or the Statement of Additional Information to ING Clarion Capital, LLC shall be disregarded and instead shall be deemed to refer to that company by its new name, Torchlight Investors, LLC.

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The information in this Supplement modifies the Fund’s Prospectus dated February 26, 2010 and the Fund’s Statement of Additional Information dated February 26, 2010.